                                                                     EXHIBIT 2.1


________________________________________________________________________________


                         AGREEMENT AND PLAN OF MERGER

                                     among

                       INTEGRATED CIRCUIT SYSTEMS, INC.,

                            ICS ACQUISITION COMPANY

                               MICROCLOCK, INC.


                                      and

                     THE STOCKHOLDERS OF MICROCLOCK, INC.

________________________________________________________________________________

                         AGREEMENT AND PLAN OF MERGER

                                     among

                       INTEGRATED CIRCUIT SYSTEMS, INC.

                            ICS ACQUISITION COMPANY

                               MICROCLOCK, INC.

                                      and

                     THE STOCKHOLDERS OF MICROCLOCK, INC.

Section                                                                   Page
-------                                                                   ----
1.   Definitions........................................................... 1

2.   The Merger............................................................ 7

3.   Representations and Warranties of the Company and the Company
     Stockholders..........................................................11

4.   Representations and Warranties of the Buyer...........................21

5.   Post-Closing Covenants................................................25

6.   Conditions Precedent to the Buyer Parties' Obligations................25

7.   Conditions Precedent to the Company's Obligations.....................26

8.   General...............................................................26

Exhibits
--------

     A    Certificate of Merger
     B    Escrow Agreement

Schedules
---------

     Schedule 2.5 -- Officers and Directors
     Disclosure Schedule

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is made as of the  28/th/ day of
                                                         -------
February 1997 by and among Integrated Circuit Systems, Inc., a Delaware corporation (the "Buyer"), ICS Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Acquisition Company" and, together with the Buyer, the "Buyer Parties"), MicroClock, Inc., a California corporation (the "Company") and the stockholders of the Company listed on the Signature Page hereto (the "Company Stockholders").

                                  Background
                                  ----------

     The Boards of Directors of the Company, the Buyer and the Acquisition Company, have approved a merger (the "Merger") of the Company with and into the Acquisition Company in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), on the terms and conditions set forth herein.

                                  WITNESSETH:
                                  ----------

     In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

 1.  Definitions.
     -----------

     For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Accounts Receivable" mean as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables.

     "Affiliates" means, with respect to a particular Party, persons or entities controlling, controlled by or under common control with that Party, as well as any officers and directors of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement and the Exhibits and Schedules hereto.

     "Assets" means with respect to a particular Party all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in such Party's most recent Financial Statements, that are owned or possessed by such Party.

     "Balance Sheet Date" is defined in Section 3.5.

     "Benefit Plan" means: (i) "employee benefit plan" as defined in Section 3(3) of ERISA, and (ii) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement.

     "Business" means with respect to a particular Party its entire business, operations and facilities.

     "Buyer" is defined in the preamble.

     "Buyer Balance Sheet" is defined in Section 4.5.

     "Buyer Common Shares" means the Buyer's Common Stock, no par value per share.

     "Buyer Disclosure Documents" is defined in Section 4.6.

     "Buyer Financial Statements" is defined in Section 4.5.

     "Buyer Parties" is defined in the preamble.

     "Cash Ratio" is defined in Section 2.6(a).

     "Certificate of Merger" is defined in Section 2.2.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Closing" is defined in Section 2.7(a).

     "Closing Date" is defined in Section 2.7(a).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" is defined above in the preamble.

     "Company Assets" means the Assets of the Company.

     "Company Balance Sheet" is defined in Section 3.5.

     "Company Business" means the Business of the Company.

     "Company Common Shares" means shares of common stock, par value $0.001 per share, of the Company.

     "Company Contracts" is defined in Section 3.16(b).

     "Company Financial Statements" is defined in Section 3.5.

     "Company's knowledge" or "knowledge of the Company" means the actual knowledge of any director or officer of the Company.

     "Company Non-Real Estate Leases" is defined in Section 3.9.

     "Company Parties" means the Company and each of the Company Stockholders.

     "Company Preferred Shares" means the Company Series A Preferred Shares and the Company Series B Preferred Shares.

     "Company Real Estate Leases" is defined in Section 3.7.

     "Company Real Property" is defined in Section 3.7.

     "Company Series A Preferred Shares" means shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

     "Company Series B Preferred Shares" means shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

     "Company Stockholders" is defined in the preamble.

     "Confidential Information" means any confidential information or trade secrets of the Company or the Buyer, as indicated by the context in which used, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

     "Contract" means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

     "Converted Share" is defined in Section 2.6(a).

     "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or right to receive damages or payment of penalties.

     "Disclosure Schedule" is defined in the introductory paragraph of Section
3.

     "Dissenting Shares" is defined in Section 2.8.

     "Effective Time" is defined in Section 2.2.

     "Employment Agreements" means the Employment Agreements between the Buyer and each of MicroClock Founders and certain other Company employees.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

     "Environmental Condition" is defined in Section 3.15(b).

     "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Party may be held liable for the release or discharge of any materials into the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" is defined in Section 2.6(c).

     "Escrow Shares" is defined in Section 2.6(c).

     "GAAP" means generally accepted accounting principles.

     "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

     "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., (ii) any "extremely hazardous
                           -- ----
substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
(S)(S) 11001 et seq., (iii) any "hazardous waste," as defined under the federal
             -- ----
Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (iv) any "pollutant," as defined under the
                           -- ----
federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., as any of
                                                           -- ---
such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment.

     "Holder" is defined in Section 2.10(a).

     "Immaterial Lease" is defined in Section 3.9.

     "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, any Software Products (including any related source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property.

     "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Material Adverse Effect" means a material adverse effect on the Business of the Company or on the Business of the Buyer, as indicated by the context in which used, including the Assets, financial condition, results of operations, liquidity, products, competitive position, customers and customer relations thereof.

     "Merger" means the merger of the Company with and into the Acquisition Company, with the Acquisition Company as the surviving corporation, in accordance with the Merger Documents.

     "Merger Consideration" is defined in Section 2.6(a).

     "MicroClock Founders" means Christopher J. Bland and Barry Olsen.

     "Minor Contract" means any Contract that is terminable by a party on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of a party involves an amount of less than $10,000.

     "Nasdaq National Market" means the Nasdaq National Market of The Nasdaq Stock Market, Inc.

     "Non-Real Estate Leases" is defined in Section 3.9.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

     "Party" means the Company, the Buyer or the Acquisition Company.

     "Patents" means all patents and patent applications.

     "PBGC" is defined in Section 3.20(e).

     "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

     "Real Estate Leases" is defined in Section 3.7.

     "Registration Rights Agreement" means the Registration Rights Agreement, dated the date hereof, between the Buyer and each of the Company Stockholders.

     "Required Consents" is defined in Section 3.3.

     "SEC" means the Securities and Exchange Commission.

     "Securityholder Documents" is defined in Section 2.10(a).

     "Share Ratio" is defined in Section 2.6(a).

     "Surviving Corporation" is the Acquisition Company at the Effective Time.

     "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, capital, sales, use, ad valorem, value
                                                           -- -------
added, franchise, bank shares, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" means this Agreement, the Certificate of Merger, the Escrow Agreement, the Employment Agreements and the Registration Rights Agreement.

     "Transactions" means the Merger and the other transactions contemplated by the Transaction Documents.

 2.  The Merger.
     ----------

     2.1  The Merger.Upon the terms and subject to the conditions hereof, and in
          ----------
accordance with the relevant provisions of the CGCL and DGCL, the Company shall be merged with and into the Acquisition Company on the date hereof. Following the Merger, the Acquisition Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "MicroClock, Inc.." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Company shall cease. For Federal income tax purposes, the parties intend that the Merger shall be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that accordingly for such purposes the Merger Consideration represents the full and complete consideration for the Converted Shares. Each party shall on any return or report filed with an Tax authority report the Transactions in a manner consistent with this Section 2.1 and shall use its reasonable efforts to sustain such reporting as set forth herein To the extent not prohibited by law each party shall give the other prompt notice of any challenges or investigations undertaken by any Tax authority in connection with such reporting, and shall keep such other party fully informed of all aspects of such ongoing challenge or investigation..

     2.2  Effective Time.  The Merger shall be consummated by filing with the
          --------------
California Secretary of State and the Delaware Secretary of State certificates of merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), as is required by, and executed in accordance with, the relevant provisions of the CGCL and DGCL. The Merger shall be effective at the time of such filing (the "Effective Time").

     2.3  Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
Section 1107 of the CGCL and Section 259 of the DGCL.

     2.4  Certificate of Incorporation and Bylaws.  The Certificate of
          ---------------------------------------
Incorporation of the Acquisition Company shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Acquisition Company shall be the Bylaws of the Surviving Corporation.

     2.5  Directors and Officers.  Schedule 2.5 sets forth the names of the
          ----------------------
Persons who shall be the directors and officers of the Surviving Corporation at the Effective Time.

     2.6   Conversion of Shares.
           --------------------

           (a) Each Company Common Share and Company Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Holder (defined below)
thereof, receive $   0.751       in cash for each converted Company Common Share
                  --------------
and Company Series A Preferred Share, truncated to the nearest whole dollar (the
"Series A Cash Ratio"), and     0.081                 Buyer Common Shares for
                            -------------------------
each Company Common Share and Company Series A Preferred Share issued and outstanding immediately prior to the Effective Time, truncated to the nearest whole share (the "Series A Share Ratio"), and each Company Series B Preferred Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Holder (defined
below) thereof, be converted into the right to receive $     0.827      in cash
                                                        ---------------
for each converted Company Series B Prefered Share, truncated to the nearest whole dollar (the "Series B Cash Ratio" and with the Series A Cash Ratio, each a
"Cash Ratio"), and        0.089         Buyer Common Shares for each Company
                   --------------------
Series B Preferred Share issued and outstanding immediately prior to the Effective Time, truncated to the nearest whole share (the "Series B Share Ratio" and with the Series B Shares Ratio, each a "Share Ratio") (the cash to be paid pursuant to the Series A Cash Ratio and the Series B Cash Ratio and the shares issuable pursuant to the Series A Share Ratio and the Series B Share Ratio are referred to together as the "Merger Consideration"). Any Company Common Share held in the treasury of the Company shall be canceled. The Share Ratio is determined using the average of the closing prices for the 20 trading days prior to the fifth trading day prior to the Closing Date (the "Buyer Common Share Price"). The Company Common Shares and Company Preferred Shares issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, are sometimes referred to herein as Converted Shares.

           (b) Each option or any portion of an option to acquire Common Shares that is outstanding immediately prior to the Effective Time, but is unvested (an "Unvested Option") shall, by virtue of the Merger and without any action on the part of the Holder thereof except as provided below in this paragraph (b), be converted into the right to receive an option to purchase Buyer Common Shares (a "Buyer Option") as set forth in SCHEDULE 2.6(B). It is the intention of the parties that no adjustment called for in such converted option will affect the status of the options as incentive stock options within the meaning of the Code. Each Buyer Option shall be issued pursuant to an existing stock option plan of the Buyer or a stock option plan to be adopted by the Buyer in the future. Such Buyer Options shall be registered pursuant to a registration statement on Form S-8 within three months of the date hereof.

           (c) The aggregate Merger Consideration will be payable upon the surrender of the certificates and other documentation specified in Section 2.9. As to each Company Stockholder who properly surrenders such certificates and other documentation, the Buyer will instruct the Exchange Agent to issue to such Company Stockholder cash and Buyer Common Shares that represent 90 % of such
                                                               -----
Holder's Merger Consideration, truncated to the nearest whole dollar and whole share, respectively, and to deposit the remainder of such Holder's Merger Consideration, in the form of Buyer Common Shares, into an escrow account to be established with the Exchange Agent pursuant to an escrow agreement
substantially in the form of Exhibit   B   (the "Escrow
                                     -----

Agreement"). Such shares deposited with the Escrow Agent on behalf of all such Holders are referred to herein as the "Escrow Shares." For so long as the Escrow Shares are held pursuant to the Escrow Agreement, the Escrow Shares will appear as issued and outstanding Buyer Common Shares on the Buyer's balance sheet and will be duly and validly issued and outstanding.

           (d) The Buyer shall take all steps necessary to provide the Surviving Corporation with the Buyer Common Shares, as of the Effective Time, in an amount sufficient to issue all of the shares contemplated by this Section 2.6 at the Effective Time in accordance with Section 2.9.

     2.7   Closing.
           -------

           (a) The closing (the "Closing") of the Transactions will be held at 3:00 p.m., local time, on the date hereof (the "Closing Date"), at the offices of Morgan, Lewis & Bockius LLP, One Logan Square, Philadelphia, PA (or such other place as the parties may agree). At the Closing, the respective designated parties thereto shall deliver (i) the documents referred to in Sections 6 and 7, and (ii) the Certificate of Merger, executed and otherwise prepared for filing. The Surviving Corporation shall also deliver at the Closing to the Exchange Agent the aggregate Merger Consideration that may be issuable to all Holders upon delivery of the appropriate documents under Section
2.9. As between the Buyer and the Company Stockholders, the Transactions shall be deemed effective January 1, 1997 for purposes of economic benefit and transfer of value to the Buyer.

           (b) Contemporaneously with the Closing, the Surviving Corporation shall deliver to the California Secretary of State and the Delaware Secretary of State a duly executed and verified Certificate of Merger, as required by the CGCL and DGCL, respectively, and the parties shall take all such other and further actions as may be required by applicable Law to make the Merger effective upon the terms and subject to the conditions hereof.

     2.8   Dissenting Shares.  Notwithstanding anything in this Agreement to the
           -----------------
contrary, the Company Common Shares and Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger and who complies with all of the relevant provisions of Sections 1300 et. seq. of the CGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such Holder shall have failed to perfect or shall have effectively withdrawn or lost such Holder's rights to appraisal under the CGCL; and any such Holder shall have only such rights in respect of the Dissenting Shares owned by such Holder as are provided by Sections 1300 et. seq. of the CGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2.6. The Company shall give the Buyer prompt notice of any demand received by the Company for appraisal of any Company Common Shares and Company Preferred Shares, and, prior to the Effective Time, the Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by any Holders owning the Dissenting Shares.

     2.9   Exchange of Converted Shares.
           ----------------------------

           (a) At and after the Effective Time, the Surviving Corporation shall issue to each record holder (a "Holder"), as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Converted Shares (the "Certificates"), upon the Holder's delivery of the respective Securityholder Documents (defined below), that number of shares of Buyer Common Shares equal to the product of the number of Converted Shares represented by such Certificate multiplied by the appropriate Share Ratio and that amount of cash equal to the product of the number of Converted Shares represented by such certificate multiplied by the appropriate Cash Ratio. The documents to be delivered by Holders of Converted Shares at and after the Effective Time (the "Securityholder Documents") shall be the Certificates representing the Converted Shares and a duly executed letter of transmittal in the form provided by the Buyer. The Securityholder Documents shall include such representations on the part of each Holder as the Buyer may deem reasonably necessary in order to qualify for the exemption from registration under the 1933 Act that is provided by Regulation D promulgated thereunder. All such surrendered Certificates shall be canceled upon their delivery. Except as provided in Section 2.9(c), the Surviving Corporation shall pay any transfer or similar taxes required by reason of the exchange of Converted Shares.

           (b) With respect to each Certificate not so surrendered at the Closing, the Surviving Corporation shall promptly thereafter mail to the Holder thereof, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of title to such Certificate shall pass, only upon proper delivery of the Certificate and such letter of transmittal to the Surviving Corporation) and instructions for delivering such Certificate in exchange for payment of the Merger Consideration. Upon delivery to the Surviving Corporation of such Certificate, together with such letter of transmittal, the Holder of the Certificate shall be paid in exchange therefor cash and Buyer Common Shares as calculated pursuant to Section 2.9(a) in an amount equal to the product of the number of Converted Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall then be canceled.

           (c) No interest will be paid or accrued on the amounts payable upon the surrender of the Securityholder Documents. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or similar taxes required by reason of the payment to a Person other than the Holder of the Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates evidencing Dissenting Shares) shall represent for all purposes, the right to receive payment of the amounts specified in Section 2.6 in respect of such Converted Shares.

           (d) Any portion of the Buyer Common Shares deposited with the Exchange Agent (other than the Escrow Shares) that remain undistributed to the Holders of Converted Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder of Converted Shares who has not theretofore complied with this Section 2.9 shall thereafter look only to the Surviving Corporation for payment of the sums to which such Holder is entitled pursuant to this Agreement.

           (e) Neither the Buyer nor the Surviving Corporation shall be liable to any Holder of Converted Shares for any cash or Buyer Common Shares delivered by the Exchange Agent or the Surviving Corporation in good faith to a public official pursuant to an applicable abandoned property, escheat or similar law.

           (f) The Buyer or the Surviving Corporation (or the Exchange Agent on their behalf) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of Converted Shares such amounts, if any, as the Buyer or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provisions of any Law related to Taxes. To the extent that amounts are so withheld by the Buyer or the Surviving Corporation (or the Paying Agent on their behalf), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the relevant Converted Shares in respect of which such deduction and withholding was made by the Buyer or the Surviving Corporation (or the Exchange Agent on their behalf).

           (g) None of the Buyer Common Shares issued in connection with the Merger will be registered under the 1933 Act except to the extent registered under the Registration Rights Agreement. None of the Buyer Common Shares may be transferred in any manner other than if registered under the 1933 Act or if an exemption from such registration is available. Each certificate for such Buyer Common Shares shall bear a legend describing the foregoing restrictions.

     2.1   No Further Transfer of Shares.  After the Effective Time, there shall
           -----------------------------
be no transfers of Converted Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.
If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this Section 2. At the Effective Time, the stock ledger of the Company shall be closed.

 3.  Representations and Warranties of the Company and the Company Stockholders.
     --------------------------------------------------------------------------

     The Company and the Company Stockholders, jointly and severally, represent and warrant to the Buyer and the Acquisition Company as follows, except to the extent specified on the disclosure schedule that the Company has provided to the Buyer on the date hereof (the "Disclosure Schedule"):

      3.1  Corporate Status.  The Company is a corporation duly organized,
           ----------------
validly existing and in good standing under the laws of the State of California and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of the Company that have been delivered to the Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

      3.2  Authorization.  The Company has the requisite power and authority to
           -------------
own its Assets and to carry on its Business. The Company and each Company Stockholder have the requisite power and authority to execute and deliver the Transaction Documents to which such Person is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Company have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Company and the Company Stockholders has been duly executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

      3.3  Consents and Approvals.  Except for any consents specified in the
           ----------------------
DISCLOSURE SCHEDULE (the "Required Consents") and except for any approvals or filings required by the SEC and by state securities law agencies, neither the execution and delivery by the Company and the Company Stockholders of the Transaction Documents to which such Person is a party, nor the performance of the Transactions performed or to be performed by such Person, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which such Person is subject, (b) the Charter Documents or bylaws of the Company or (c) any Contract or Governmental Permit to which the Company is a party or by which the properties or other assets of the Company may be subject.

      3.4  Capitalization and Stock Ownership.  The total authorized capital
           ----------------------------------
stock of the Company consists of (i) 10,000,000 Company Common Shares, of which 5,345,164 shares are issued and outstanding on the date hereof, and (ii) 1,900,000 Company Preferred Shares, of which 1,200,000 Series A Preferred Shares and 666,667 Series B Preferred Shares are issued and outstanding on the date hereof. All previously outstanding Company Preferred Shares have been converted into Company Common Shares. No dividends are or will be payable with regard to the Company Preferred Shares. Except as set forth on the DISCLOSURE SCHEDULE, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the Company Common Shares are duly and validly authorized and issued, fully paid and non-assessable. The DISCLOSURE SCHEDULE lists all of the record owners of the Company Common Stock.

      3.5  Financial Statements.  The Company has delivered to the Buyer correct
           --------------------
and complete copies of unaudited monthly financial statements for the Company consisting of a balance sheet as of the end of January 1997 and the related statements of income and cash flows for the period then ended. The Company has also delivered to the Buyer correct and complete copies of financial statements consisting of a balance sheet of the Company as of September 30, 1994 (unaudited), 1995 (audited) and 1996 (audited) and the related statements of income for the period then ended. All such financial statements are referred to herein collectively as the "Company Financial Statements." The Company Financial Statements are consistent in all material respects with the books and records of the Company, and there have not been or will not be any material transactions that have not been or will not be recorded in the accounting records underlying such Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, consistently applied, and the Company Financial Statements present fairly the financial position and assets and liabilities of the Company as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes. The Company's balance sheet as of January 31, 1997 that is included in the Company Financial Statements is referred to herein as the "Company Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

      3.6  Title to Assets and Related Matters.  The Company has good and
           -----------------------------------
marketable title to, valid leasehold interests in or valid licenses to use, all of the Company Assets, free from any Encumbrances except those specified in the DISCLOSURE SCHEDULE. The use of the Company Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Company Real Property (defined below) and tangible personal property included in the Company Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects, except such minor defects that would not have a Material Adverse Effect.

      3.7  Real Property.  The DISCLOSURE SCHEDULE describes all real estate
           -------------
used in the operation of the Company Business as well as any other real estate that is in the possession of or leased by Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Company Real Property"), and lists any leases under which any such Company Real Property is possessed (the "Company Real Estate Leases"). The Company does not have any ownership interest in any real property. The DISCLOSURE SCHEDULE also describes any other real estate previously owned, leased or otherwise operated by the Company or any predecessor thereof and the time periods of any such ownership, lease or operation. All of the Company Real Property (a) is usable in the ordinary course of business and (b) to the Company's knowledge conforms in all material respects with any applicable Laws relating to its construction, use and operation. To the Company's knowledge, the Company Real Property complies with applicable zoning Laws. The Company or the landlord of any Company Real Property leased by the Company has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Company Real Property.

      3.8  Certain Personal Property.  The DISCLOSURE SCHEDULE describes all
           -------------------------
items of tangible personal property that were included in the Company Balance Sheet at a carrying value of at least $10,000. Except as specified in the DISCLOSURE SCHEDULE, since the Balance Sheet Date, the Company has not acquired any items of tangible personal property that have a carrying value in excess of $10,000, or an aggregate carrying value of $100,000. All of such personal property included in the DISCLOSURE SCHEDULE is usable in the ordinary course of business, and all such personal property included in the DISCLOSURE SCHEDULE to the Company's knowledge conforms in all material respects with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Company Non-Real Estate Leases (defined below), no Person other than the Company owns any vehicles, equipment or other tangible assets located on the Company Real Property that have been used in the Company Business or that are necessary for the operation of the Company Business.

      3.9  Non-Real Estate Leases.  The DISCLOSURE SCHEDULE lists all assets and
           ----------------------
property (other than Company Real Property) that are possessed by the Company under an existing lease, including all trucks, automobiles, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $25,000 (each, an "Immaterial Lease"). The DISCLOSURE SCHEDULE also lists the leases under which such assets and property listed in the DISCLOSURE SCHEDULE are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Company Non-Real Estate Leases."

      3.10 Accounts Receivable.  The Accounts Receivable included in the Company
           -------------------
Assets are bona fide Accounts Receivable created in the ordinary course of business. Except for Accounts Receivable for which reserves have been established, all of the Accounts Receivable included in the Company Assets are collectible within 90 days from the respective dates of billing. The Company does not know of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectability of such Accounts Receivable in excess of any reserves therefor set forth in the Company Balance Sheet.

      3.11 Unbilled Accounts Receivable and Customer Advances. The DISCLOSURE
           --------------------------------------------------
SCHEDULE lists all unbilled accounts receivable and customer advances of the Company, including the name of the customer, the nature of the services provided and the amount of such unbilled account receivable or customer advance, as of the date hereof. The unbilled accounts receivable listed are bona fide accounts receivable and the unbilled accounts receivable and customer advances listed were created in the ordinary course of business. The Company does not know of any facts or circumstances (other than general economic conditions) that are likely to result in the uncollectability of such unbilled accounts receivable and customer advances.

      3.12 Liabilities.  The Company does not have any Liabilities, except (a)
           -----------
as specified in the DISCLOSURE SCHEDULE, (b) as contemplated by the Company Balance Sheet (except as heretofore paid or discharged), (c) Liabilities under any Contracts included in the Company Assets that are specifically disclosed in the DISCLOSURE SCHEDULE (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Company Balance Sheet or (d) Expenses referenced in Section 9 and other Liabilities that in the aggregate do not exceed $25,000.

      3.13 Taxes.  Except as set forth in the DISCLOSURE SCHEDULE, the Company
           -----
has duly filed all returns for Taxes that are required to be filed and has paid all material Taxes shown as being due pursuant to such returns or pursuant to any assessment received. All Taxes that the Company has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to the Company for any period for which returns have or should have been filed.

      3.14 Subsidiaries.  The Company does not own, directly or indirectly, any
           ------------
interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

      3.15 Legal Proceedings and Compliance with Law.
           -----------------------------------------

     (a) Except as set forth in the DISCLOSURE SCHEDULE, there is no Litigation that is pending or, to the Company's knowledge, threatened against the Company. To the Company's knowledge, there has been no Default under any Laws applicable to the Company, including Laws relating to pollution or protection of the environment, except for any Defaults that would not have a Material Adverse Effect, and the Company has not received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to the Company.

     (b) Without limiting the generality of Section 3.15(a), to the Company's knowledge, there has not been any Environmental Condition (i) at the premises at which the Company Business has been conducted, (ii) at any property owned, leased or operated at any time by the Company, any Person controlled by the Company or any predecessor of any of them, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or any third party, at or relating to any such property or premises that (i) requires abatement or correction under an Environmental Law, (ii) gives rise to any civil or criminal liability on the part of the Company under an Environmental Law, or (iii) has created a public or private nuisance.

     (c) The Company has delivered to the Buyer complete copies of any written reports, studies or assessments in the possession or control of the Company that relate to any Environmental Condition and to the Company Business or any Company Assets.

     (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) the Company has obtained and is in full compliance with all Governmental Permits, all of which are listed in the DISCLOSURE SCHEDULE along with their respective expiration dates, that are required for the complete operation of the Company Business as currently operated, (ii) all of such Governmental Permits are currently valid and in full force and (iii) the Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To the Company's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

      3.16 Contracts.
           ---------

     (a) The DISCLOSURE SCHEDULE lists all Contracts of the following types to which the Company is a party or by which it is bound, except for Minor
Contracts:

          (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Company or any Affiliate thereof.

          (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $25,000 in any individual case;

          (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $25,000 in any individual case;

          (iv) Contracts to lease to or to operate for any other party any asset that involve an amount in excess of $25,000 in any individual case;

          (v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

          (vi)   Any Contracts under which any Encumbrances exist; and

          (vii) Any other Contracts (other than Minor Contracts and those described in any of (i) through (vi) above) not made in the ordinary course of business.

     (b) The Contracts listed in the DISCLOSURE SCHEDULE and the Contracts excluded from the DISCLOSURE SCHEDULE based on the term or amount thereof are referred to herein as the "Company Contracts." The Company is not in Default under any Company Contracts (including any Company Real Estate Leases and Company Non-Real Estate Leases), which Default could result in a Liability on the part of the Company in excess of $25,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $50,000. The Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Company Contract where such Default could have a Material Adverse Effect. To the knowledge of the Company, none of the other parties in any such Company Contract is in Default thereunder.

     3.17  Insurance.  The DISCLOSURE SCHEDULE lists all policies or binders of
           ---------
insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

     3.18  Intellectual Property.
           ---------------------

     (a) The Company does not currently use nor has it previously used in the development, production or marketing of its products and services any Copyrights, Patents or Trademarks except for those listed in the DISCLOSURE SCHEDULE. The Company owns or has the lawful right to use all material Intellectual Property that has been used in the operation of the Company Business, in the ordinary course or otherwise. All of the Intellectual Property listed in the DISCLOSURE SCHEDULE is owned by the Company, free and clear of any Encumbrances, or used pursuant to an agreement that is described in the DISCLOSURE SCHEDULE. The Company has not infringed upon or unlawfully or wrongfully used any Intellectual Property rights owned or claimed by another Person. The Company is not in Default, nor has it received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except for any rights under written licenses or other written Contracts, no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property.

     (b) All officers of the Company and all employees and consultants of the Company who are involved in the design, review, evaluation or development of Intellectual Property have executed a nondisclosure and assignment of inventions agreement (a "Confidentiality Agreement"). Furthermore, the persons listed on the DISCLOSURE SCHEDULE have executed non-competition agreements in a form acceptable to the Company. To the Company's knowledge, (i) none of the Confidential Information has been used, divulged or appropriated (A) for the benefit of any Person other than the Company or (B) otherwise to the detriment of the Company, (ii) except as specified on the DISCLOSURE SCHEDULE, none of such employees or consultants of the Company is subject to any contractual or legal restrictions that might interfere with the use of his best efforts to promote the interests of the Company, (iii) no employee or consultant of the Company has used any other Person's trade secrets or other information that is confidential in the course of his or her work with respect to the Company Business, and (iv) no employee or consultant of the Company is, or is currently expected to be, in Default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

     3.19  Employees and Contractors.  The Company is not (a) a party to,
           -------------------------
involved in or, to the Company's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement. The Company has not experienced during the last three years any work stoppage. The Company has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company. The DISCLOSURE SCHEDULE lists all independent contractors engaged by the Company in the past three years ("Contractors"). None of the Contractors listed on the DISCLOSURE SCHEDULE are, or at the time of engagement with the Company were, "employees" of the Company for purposes of GAAP, ERISA or the Code.

     3.20  ERISA.
           -----

     (a) The DISCLOSURE SCHEDULE contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company is obligated. The Company has delivered to the Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the DISCLOSURE SCHEDULE.

     (b) All such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

     (c) Except as is set forth in the DISCLOSURE SCHEDULE, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

     (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to such Benefit Plans.

     (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

     (f) The Company has timely made all required contributions under such Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

     (g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as specified in the DISCLOSURE SCHEDULE, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code,
(iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified in the DISCLOSURE SCHEDULE, no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

     (h)   All of the Company's Benefit Plans have been terminated.

     3.21  Corporate Records.  The minute books of the Company contain
           -----------------
complete, correct and current copies of their respective Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record books of the Company are complete, correct and current.

     3.22  Inventory.  The inventory reflected on the Company Balance Sheet is
           ---------
saleable at a sales price no less than that reflected on the Company Balance Sheet.

     3.23  Absence of Certain Changes.  Except as contemplated by this
           --------------------------
Agreement since the Balance Sheet Date, the Company has conducted the Company Business in the ordinary course and there has not been with respect to the Company Business:

           (a) any change that has had or is reasonably likely to have a Material Adverse Effect;

           (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

           (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

           (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

           (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held; or

           (f) any payments to any Affiliate of the Company, except as specified in the DISCLOSURE SCHEDULE.

     3.24  Previous Sales; Warranties.  The Company has not breached any express
           --------------------------
or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, would not have a Material Adverse Effect.

     3.25  Customers and Suppliers.  The Company has used its reasonable
           -----------------------
business efforts to maintain and currently maintains, good working relationships with all of its customers. The DISCLOSURE SCHEDULE contains a list of the names of each of the ten customers that, in the aggregate, for the three years ending December 31, 1994, 1995 and 1996, were the largest dollar volume customers of products or services, or both, sold by the Company. Except as specified in the DISCLOSURE SCHEDULE, none of such customers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company. The DISCLOSURE SCHEDULE also contains a list of the names of each of the ten suppliers that, in the aggregate, for the three years ending December 31, 1994, 1995 and 1996, were the largest dollar volume suppliers of products or services, or both, purchased by the Company. Except as specified in the DISCLOSURE SCHEDULE, none of such suppliers has given the Company notice terminating, cancelling or threatening to terminate or cancel any Contract or relationship with the Company.

     3.26  Finder's Fees.  Except as set forth on the DISCLOSURE SCHEDULE, no
           -------------
Person retained by the Company is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     3.27  Additional Information.  The DISCLOSURE SCHEDULE accurately lists the
           ----------------------
following:

           (a)   the names of all officers and directors of the Company;

           (b) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

           (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

           (d) the names of any Persons holding powers of attorney from the Company and a summary statement of the terms thereof; and

           (e) all names under which the Company has conducted any part of its Business or which it has otherwise used at any time during the past five years.

     3.28  Accuracy of Information.  No representation or warranty by the
           -----------------------
Company in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Company in connection with the Transactions, including the Company Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

4.   Representations and Warranties of the Buyer.
     -------------------------------------------

     The Buyer hereby represents and warrants to the Company as follows:

     4.1  Corporate Status.  The Buyer and the Acquisition Company are
          ----------------
corporations duly organized, validly existing and in good standing under the laws of the jurisdictions in which they were incorporated and are qualified to do business as foreign corporations in any jurisdiction where they are required to be so qualified except where the failure to so qualify would not have a Material

Adverse Effect. The Charter Documents and bylaws of the Buyer that have been delivered to the Company as of the date hereof are effective under applicable Laws and are current, correct and complete.

     4.2   Authorization.  Each of the Buyer Parties has the requisite power and
           -------------
authority to own its Assets and to carry on its Business. Each of the Buyer Parties has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by each Buyer Party have been duly authorized by all necessary corporate action, including approval by the Buyer as the sole stockholder of the Acquisition Company. Each Transaction Document executed and delivered by any Buyer Party has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Buyer Party in accordance with its terms.

     4.3   Consents and Approvals.  Except for the actions related to the
           ----------------------
registration and qualification of the Buyer Common Shares issuable in connection with the Merger as contemplated by Section 6.2 and the listing of such Buyer Common Shares on the Nasdaq National Market, neither the execution and delivery by any Buyer Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Buyer Party, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Buyer Party is subject, (b) the Charter Documents or bylaws of any Buyer Party or (c) any Contract, Governmental Permit or other document to which any Buyer Party is a party or by which the properties or other assets of any Buyer Party may be subject.

     4.4   Capitalization and Stock Ownership.  The total authorized capital
           ----------------------------------
stock of the Buyer consists of (a) 50,000,000 Buyer Common Shares, of which approximately 11,253,000 shares are issued and outstanding on the date hereof, and (b) 5,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding on the date hereof. Except as described in the Buyer Disclosure Documents there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Buyer. All of the Buyer Common Shares issuable in connection with the Merger will be, when issued in accordance with the terms thereof, duly and validly authorized and issued, fully paid and non-assessable.

     4.5   Financial Statements.  The Buyer has delivered to the Company correct
           --------------------
and complete copies of consolidated financial statements consisting of a consolidated balance sheet of the Buyer as of December 31, 1994, 1995 and 1996 and the related statements of income for the fiscal years then ended, all of which were audited by KPMG Peat Marwick LLP, independent public accountants. All such unaudited and audited financial statements are referred to herein collectively as the "Buyer Financial Statements." The Buyer Financial Statements are consistent in all material respects with the books and records of the Buyer, have been prepared in accordance with GAAP consistently applied, and present fairly the financial position and assets and liabilities of the Buyer as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited Buyer Financial Statements. The balance sheet of the Buyer as of December 31, 1996 that is included in the Buyer Financial Statements is referred to herein as the "Buyer Balance Sheet."

     4.6   Buyer Disclosure Documents.  The Buyer has filed all required forms,
           --------------------------
reports, statements, schedules and other documents with the SEC since the date when it became subject to the reporting requirements under the 1934 Act (collectively, the "Buyer Disclosure Documents"). The Buyer has furnished to the Company the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and its Quarterly Reports on Form 10-Q for the periods ending March 31, 1996, June 30, 1996 and September 30, 1996, all of which are part of the Buyer Disclosure Documents. Each of such Buyer Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act, and with the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.7   Liabilities.  The Buyer does not have any Liabilities, except (a) as
           -----------
described in the Buyer Disclosure Documents, (b) as contemplated by the Buyer Balance Sheet (except as heretofore paid or discharged), (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Buyer's Business, or (d) Liabilities under any Contracts included in the Buyer's Assets that were not required under GAAP to have been specifically disclosed or reserved for on the Buyer's Balance Sheet.

     4.8   No Acquisition Company Assets. Liabilities or Business.  Except for
           ------------------------------------------------------
any rights and Liabilities that the Acquisition Company may have with respect to this Agreement, the Acquisition Company does not have any Assets or Liabilities, nor has the Acquisition Company conducted any Business other in connection with the Transactions.

     4.9   Finder's Fees.  Except as set forth on the DISCLOSURE SCHEDULE, no
           -------------
Person retained by the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     4.10  Tax Representations.
           --------------------

           (a) At all times prior to the Effective Time, Buyer has been in Control of the Acquisition Company. As used in this Agreement, "Control" shall have the meaning found in Section 368(c) of the Code.

           (b) Buyer has no current plan or intention to cause Acquisition Company to issue additional shares of its stock or to take any other action that would result in Buyer losing Control of the Acquisition Company.

           (c) Except as provided for in the Escrow Agreement, Buyer has no current plan or intention to reacquire any of the Buyer Common Shares issued pursuant to the Transactions.

           (d) Buyer has no current plan or intention to liquidate the Acquisition Company, merge the Acquisition Company with or into another corporation other than the Company, sell or otherwise dispose of the stock of Acquisition Company or cause Acquisition Company to sell or otherwise dispose of any of its assets or of any assets acquired through the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Acquisition Company as described in Section 368(a)(2)(C) of the Code.

           (e) Neither the Buyer nor the Acquisition Company is an investment company within the meaning of 368(a)(2)(F)(iii) and (iv) of the Code.

           (f) Neither the Buyer nor the Acquisition Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

           (g) At the Effective Time, and at all times thereafter, unless repurchased by the Buyer pursuant to the Escrow Agreement, the Escrow Shares will appear as issued and outstanding on the Buyer's balance sheet and will be duly and validly issued and outstanding.

           (h) Buyer currently intends to cause the Acquisition Company to continue the historic business of the Company or to use a significant portion of the Company's historic business assets in its business.

     4.11  Accuracy of Information.  No representation or warranty by the Buyer
           -----------------------
in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Buyer to the Company in connection with the Transactions, including the Buyer Financial Statements or the Buyer Disclosure Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

 5.  Post-Closing Covenants.
     ----------------------

     5.1   Current Employment Arrangements.  The Buyer, after consultation with
           -------------------------------
the Company, will develop a program to address general employee retention and motivation. The Buyer will offer to continue to employ such persons determined by the Buyer in its sole discretion.

     5.2   Employment Benefit Plans.  The Buyer will provide the continuing
           -------------------------
employees of the Company the opportunity to participate in the Buyer's employee benefit plans on terms and conditions comparable to Buyer's employees similarly situated. In addition, employees of the Company shall receive credit with regard to such benefit plans for time served with the Company.

     5.3   Agreement Not to Compete.  Each MicroClock Founder agrees that he
           ------------------------
will not, during his employment with the Company or the Surviving Company or any successor or Affiliate thereof, and for a period of at least three years from the date of this Agreement, without the prior written consent of the Buyer, directly or indirectly, engage in, participate in, have any interest on behalf of himself or other in, or permit his name to be used with, any corporation or other entity or enterprise which competes with the business of the Buyer or any of its Affiliates in the geographical areas where the Buyer or any of its Affiliates conducts such business, whether as an employee, officer, director, agent, consultant, investor, security holder, creditor, guarantor, partner, joint venturer, beneficiary under a trust or otherwise. The foregoing shall not, however, be construed to prohibit the ownership of not more than 5% of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934 as amended, provided that such ownership represents solely a passive investment and that employee does not in any way manage, control, perform services for or otherwise take any active role therein.

     5.4  Failure to Receive California Approval.  Each party hereto agrees that
          ---------------------------------------
in the event that the State of California refuses to approve the Transactions, at the Buyer's request, all of the Company Stockholders will return any and all Merger Consideration paid pursuant hereto to the Buyer. Furthermore, in the event of such return of the Merger Consideration, all Transactions contemplated hereby and by any of the Transaction Documents shall for all intents and purposes be viewed as null and void.

 6.  Conditions Precedent to the Buyer Parties' Obligations.
     ------------------------------------------------------

     All obligations of the Buyer and the Acquisition Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer or the Acquisition Company), prior thereto, of the following conditions:

     6.1  Representations True at Closing.  The representations and warranties
          -------------------------------
of the Company set forth in this Agreement shall be true and correct in all material respects, on and as of the Effective Time except for such inaccuracies or breaches of warranty as would not, individually or in the aggregate, have a Material Adverse Effect.

     6.2  Litigation Affecting Closing.  No Court Order shall have been issued
          ----------------------------
or entered that prohibits consummation of the Merger.

     6.3  Regulatory Compliance and Approvals.  All governmental consents and
          -----------------------------------
approvals legally required for the consummation of the Merger and the Transactions shall have been obtained and be in effect at the Effective Time on terms and conditions that would not have a Material Adverse Effect on the Surviving Corporation.

     6.4  Certificates.  The Company shall have delivered a certificate of an
          ------------
executive officer of the Company to the effect that the conditions set forth in
Section 6.1 have been satisfied.

     6.5  Opinion of Counsel to the Company. Tomlinson, Zisko, Morosoli & Maser,
          ---------------------------------
counsel to the Company, shall have delivered to the Buyer their opinion, dated the Closing Date, with respect to those matters reasonably requested by the Buyer.

     6.6  Stockholder Approval.  This Agreement and the Transactions shall have
          --------------------
been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the CGCL and DGCL and none of such stockholders shall have perfected their dissenter rights under the CGCL and DGCL prior to the Closing Date.

     6.7  Directors.  All directors of the Company shall have tendered their
          ---------
resignations as directors, effective as of the Closing, and the Persons designated by the Buyer shall have been elected to the Board of Directors of the Company.

     6.8  No Regulatory Action.  No action shall have been taken, and no
          --------------------
statute, rule or law shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger.

     6.9  Transaction Agreements.  The Company and the shareholders of the
          ----------------------
Company shall have executed each of the Escrow Agreement, Registration Rights Agreement and the Employment Agreements, as appropriate.

     6.1  Dividends.  All dividends and distributions with respect to the
          ----------
Company Preferred Stock have been paid, including without limitation, $40,471.20 due and payable to the holders of Series A Preferred Stock and $46,740.02 due and payable to the holders of Series B Preferred Stock.

 7.  Conditions Precedent to the Company's Obligations.
     -------------------------------------------------

     All obligations of the Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company), prior thereto, of each of the following conditions:

     7.1  Representations True at Closing.  The representations and warranties
          -------------------------------
of the Buyer Parties set forth in this Agreement shall be true and correct in all material respects, on and as of the Effective Time except for such inaccuracies or breaches of warranty as to which the Company had actual knowledge on or prior to the date hereof.

     7.2  Litigation Affecting Closing.  No Court Order shall have been issued
          ----------------------------
or entered that would be violated by the completion of the Transactions.

     7.3  Regulatory Compliance and Approvals.  All governmental consents and
          -----------------------------------
approvals legally required for the consummation of the Merger and the Transactions shall have been obtained and be in effect at the Effective Time on terms and conditions that would not have a Material Adverse Effect on the Surviving Corporation.

     7.4  Certificates.  The Buyer shall have delivered a certificate of an
          ------------
executive officer of the Buyer to the effect that the conditions set in Section
7.1 have been satisfied.

     7.5  Opinion of Counsel to the Buyer Parties.  Randall J. Gort, Director of
          ---------------------------------------
Corporate and Legal Affairs of the Buyer shall have delivered to the Company his opinion, dated the Closing Date, with respect to those matters reasonably requested by the Company.

     7.6  Stockholder Approval.  This Agreement and the Transactions shall have
          --------------------
been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the CGCL and DGCL.

     7.7  No Regulatory Action.  No action shall have been taken, and no
          --------------------
statute, rule or law shall have been enacted, by any state, federal or foreign government or governmental agency that would prevent the consummation of the Merger.

     7.8  Transaction Agreements.  The Buyer shall have executed the Escrow
          ----------------------
Agreement, the Registration Rights Agreement and the Employment Agreements.

8.   Indemnification.
     ---------------

     8.1  By the Company Stockholders.  From and after the Closing Date, to the
          ---------------------------
extent provided in this Section 8, each of the Company Stockholders shall, jointly and severally, indemnify and hold harmless the Buyer, the Surviving Company, and each of its successors and assigns, and each of its officers, directors, employees, stockholders, agents, affiliates and any Person who controls the Buyer or the Surviving Company within the meaning of the Securities Act or the Exchange Act (each, a "Buyer Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by an Indemnified Party (as hereinafter defined) in connection therewith) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to:

          (a) any breach of any representation or warranty of the Company or a Company Stockholder set forth in this Agreement or any certificate or other writing delivered by the Company or a Company Stockholder in connection herewith;

          (b) any nonfulfillment of any covenant or agreement on the part of a Company Stockholder or, prior to the Effective Time, the Company, in this Agreement; or

          (c) any liability or obligation which relates to, or which involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date; and

          (d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1.

     8.2  By the Buyer.  From and after the Closing Date, to the extent provided
          ------------
in this Section 8, the Buyer shall indemnify and hold harmless the Company Stockholders, their successors and assigns (each, a "Seller Indemnified Party") from and against any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation, warranty, covenant or agreement of the Buyer contained in the Transaction Documents and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.

     8.3  Limitations on Indemnification.  Except as to a claim for Damages for
          ------------------------------
a breach of representation contained in Section 3.4, no Indemnified Party shall be entitled to indemnification for breaches of representations and warranties under this Section 8 unless and until the aggregate amount of all such claims for Damages exceeds $50,000 (the "Indemnification Threshold"), and only to the extent such claims for Damages exceeds the Indemnification Threshold. Furthermore, no Indemnified Party shall be entitled to indemnification under this Section 8 to the extent that such indemnification exceeds $7.4 million in the aggregate, except with regard to a breach of the representations contained in Sections 3.1, 3.2, 3.4, 3.13, 3.15, 3.20, 4.1, 4.2, 4.4 and 4.6 for which the aggregate limitation for claims for Damages shall be $14.8 million.

     8.4  Procedure for Claims.
          --------------------

          (a) A Buyer Indemnified Party or a Seller Indemnified Party (each, an "Indemnified Party") that desires to seek indemnification under any part of this
Section 8 shall give written notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. A Buyer Indemnified Party shall first request payment of the related Damages under the Escrow Agreement, but only to the extent that Escrow Shares are then being held by the Escrow Agent and are not subject to other claims for indemnification, and thereafter the Buyer Indemnified Party shall seek indemnification directly from the Company Stockholders who shall be required first to tender Buyer Common Shares until such shares are exhausted and thereafter cash in satisfaction of any claim for indemnification by a Buyer Indemnified Party. All Escrow Shares and Buyer Common Shares shall be valued at $15.10 per share for purposes of satisfying a claim for indemnification under this Section 8 without regard to their then current fair market value at the time any such claim is made. Subject to the foregoing, if there shall be a dispute as to the amount or manner of indemnification under this Section 8, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor or, if applicable, the Escrow Agent, interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter. A Buyer Indemnified Party shall in any case seek recovery pursuant to this Section 8 first from the Buyer Common Shares issued pursuant hereto until all Buyer Common Shares have been tendered and only thereafter from cash.

     8.5  Third Party Claims.  An Indemnified Party that desires to seek
          ------------------
indemnification under any part of this Section 8 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 8.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 8, except to the extent that an Indemnitor shall have been harmed by such failure.

     8.6  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties given or made by the Company, a Company Stockholder and the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of eighteen months except (i) with regard to Sections 3.13,
3.15 and 3.20, which will survive for the period of the applicable statute of limitations, (ii) with regard to Section 3.18, which will survive for three years, and (iii) with regard to Sections 3.1, 3.2, 3.4, 4.1, 4.2 and 4.4, which will survive indefinitely. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

     8.7  Exclusive Remedy.  Indemnification under this Section 8 shall be the
          ----------------
sole and exclusive remedy for breaches of representations and warranties contained in this Agreement.

 9.  General.
     -------

     9.1  Governing Law.  This Agreement shall be construed and enforced in
          -------------
accordance with the laws of the State of Delaware.

     9.2  Further Assurances.  The parties hereto shall execute and deliver any
          ------------------
and all documents and take such other actions as may be necessary to complete the Transactions.

     9.3  Binding Effect.  This Agreement shall be binding upon the parties
          --------------
hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto without the written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Buyer Parties and the Company Parties any rights or remedies of any nature whatsoever.

     9.4  Waiver of Conditions.  Any party hereto may waive any condition
          --------------------
provided in this Agreement for its benefit.

     9.5  Exhibits.  All of the Exhibits attached to this Agreement and the
          --------
Disclosure Schedule are hereby incorporated herein and made a part hereof.

     9.6  Expenses.  The Buyer will pay or cause to be paid all of the Company's
          --------
reasonable and customary legal and investment banking costs and expenses incurred in connection with this Agreement and the Transactions, provided, however, that such aggregate amount shall not exceed $500,000. The Buyer and the Acquisition Company will pay their own respective expenses, if any, incurred in connection with this Agreement and the Transactions.

     9.7  Entire Agreement.  This Agreement and the other Transaction Documents
          ----------------
contain the entire agreement among the parties hereto, and there are no agreements, representations or warranties which are not set forth in such documents. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

     9.8  Notices.  Any notice, authorization, request or demand required or
          -------
permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail to, the respective addresses or telecopy numbers specified for the parties below.

          TO THE BUYER OR THE ACQUISITION COMPANY:

          Randall J. Gort
          Director of Corporate and Legal Affairs
          2435 Blvd. Of the Generals
          Valley Forge, PA  19482
          Fax: 610-630-5602

          TO THE COMPANY:

          Christopher Bland
          1654 Everett Street
          San Jose, CA  95126
          Fax:

          Barry Olsen
          1136 Idaho Street
          San Jose, CA  95126

          With a copy to:

          William E. Zisko
          Tomlinson, Zisko, Morosoli & Maser
          Page Mill Road
          Palo Alto, CA  94306
          Fax: 415-324-1808



     9.9  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     9.1  Amendment.  This Agreement may be amended by the Boards of Directors
          ---------
of the parties hereto at any time prior to the filing of the Certificate of Merger, and any such amendment shall be by a written instrument signed by the parties hereto; provided, however, that this Agreement may only be amended without approval of the stockholders of the Company and the Acquisition Company to the extent permitted by applicable law.

     9.1  Interpretation.
          --------------

     Unless the context of this Agreement clearly requires otherwise, (a) "or" has the inclusive meaning frequently identified with the phrase "and/or," (b) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (c) references to one gender include all genders. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                   INTEGRATED CIRCUIT SYSTEMS, INC.



                                   By:     [SIGNATURE ILLEGIBLE]
                                      -------------------------------

                                   ICS ACQUISITION COMPANY


                                   By:     [SIGNATURE ILLEGIBLE]
                                      -------------------------------


                                   MICROCLOCK, INC.


                                   By:_______________________________

                                      /s/ Christopher Bland
                                      -------------------------------
                                      Christopher Bland


                                      /s/ Barry Olsen
                                      -------------------------------
                                      Barry Olsen